UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 9, 2015
Date of Report (Date of earliest event reported)

ENERGY TRANSFER EQUITY, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8111 Westchester Drive, Suite 600, Dallas, Texas 75225
(Address of principal executive offices) (zip code)
(214) 981-0700
(Registrant’s telephone number, including area code)

3738 Oak Lawn Avenue, Dallas, Texas 75219
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2015, Marshall S. (Mackie) McCrea was appointed Group Chief Operating Officer and Chief Commercial Officer of LE GP, LLC (the “Company”), the general partner of Energy Transfer Equity, L.P. (the “Partnership”), effective immediately. Mr. McCrea, age 56, previously held the position of President and Chief Operating Officer of Energy Transfer Partners, L.P. (“ETP”), a role he has held for more than seven years. From March 2007 to June 2008, Mr. McCrea was President-Midstream of ETP, and prior to that he served as ETP’s Senior Vice President - Commercial Development. He has over 30 years of experience in the energy industry. The Partnership owns the general partner of ETP.

In his new role, Mr. McCrea is responsible for the oversight and development of all commercial and strategic opportunities for the entire family of midstream partnerships, including ETP, Sunoco Logistics Partners L.P. and, upon the expected completion of the Partnership’s previously announced merger transaction with The Williams Companies, Inc., Williams Partners L.P.

In connection with this promotion and the additional responsibilities, Mr. McCrea’s annual base salary will be increased from $850,000 to $1,000,000. All of Mr. McCrea’s other compensation targets with respect to annual cash bonus amounts and long-term incentive award opportunities will remain the same.

There are no arrangements or understandings between Mr. McCrea and any other person(s) pursuant to which Mr. McCrea was selected as Group Chief Operating Officer and Chief Commercial Officer. There are no existing relationships between Mr. McCrea and the Company, the Partnership, ETP or any of their respective subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K or any familial relationship that would require disclosure under Item 401(d) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Equity, L.P.

By:    LE GP, LLC, its general partner

By:      /s/ John W. McReynolds______________
John W. McReynolds
President

Dated: November 11, 2015